NL REPORTS FOURTH QUARTER 2022 RESULTS

DALLAS, TEXAS – March 8, 2023 – NL Industries, Inc. (NYSE: NL) today reported a net loss attributable to NL stockholders of $6.1 million, or $.13 per share, in the fourth quarter of 2022 compared to net income attributable to NL stockholders of $14.9 million, or $.31 per share, in the fourth quarter of 2021. NL’s results include an unrealized loss of $3.8 million in the fourth quarter of 2022 related to the change in value of marketable equity securities compared to a $6.5 million unrealized gain in the fourth quarter of 2021. For the full year of 2022, NL reported net income attributable to NL stockholders of $33.8 million, or $.69 per share, compared to net income attributable to NL stockholders of $51.2 million, or $1.05 per share for the full year of 2021. NL’s results include an unrealized loss of $8.1 million in the full year of 2022 related to the change in value of marketable equity securities compared to a $16.2 million unrealized gain in 2021.

Net sales were $40.0 million for the fourth quarter of 2022 compared to $34.1 million in the fourth quarter of 2021 and $166.6 million for the year ended December 31, 2022, compared to $140.8 million for the full year of 2021. The increase in sales for both periods is due to higher Marine Components sales, predominately to the towboat market and, to a lesser extent, higher Security Products sales across a variety of markets. Income from operations attributable to CompX was $5.4 million for the fourth quarter of 2022 compared to $3.8 million for the fourth quarter of 2021 and $25.4 million for the full year of 2022 compared to $20.5 million for the same prior year period. Income from operations increased for both comparative periods largely due to the strong performance of Marine Components, partially offset by increased production costs, particularly at Security Products as price increases and surcharges did not fully offset higher cost inventory sold in the latter half of the year.

NL recognized equity in losses of Kronos of  $6.0 million in the fourth quarter of 2022 compared to equity in earnings of $9.6 million in the same period of 2021 and equity in earnings of Kronos of $31.9 million in the full year of 2022 compared to $34.3 million in the full year of 2021.  Kronos’ net sales of $342.4 million in the fourth quarter of 2022 were $153.6 million, or 31%, lower than in the fourth quarter of 2021.  Kronos’ net sales of $1.9 billion in the full year of 2022 were consistent with net sales for the full year of 2021.  Kronos’ net sales comparisons for both periods were impacted by the net effects of lower sales volumes in all its markets, partially offset by higher average TiO2 selling prices. Kronos’ TiO2 sales volumes were 40% lower in the fourth quarter of 2022 as compared to the fourth quarter of 2021 and its sales volumes in the full year of 2022 were 15% lower than in the full year of 2021. Kronos’ TiO2 sales volumes in the fourth quarter and full year of 2022 compared to the same periods in 2021 were impacted by weakening customer demand in European and export markets which began late in the third quarter and continued throughout the fourth quarter. Kronos’ average TiO2 selling prices were 15% higher in the fourth quarter of 2022 as compared to the fourth quarter of 2021 and 21% higher in the full year of 2022 as compared to the full year of 2021.  Kronos’ average TiO2 selling prices at the end of the fourth quarter of 2022 were 16% higher than the end of 2021. Fluctuations in currency exchange rates (primarily the euro) also affected Kronos’ net sales comparisons, decreasing net sales by approximately $23 million in the fourth quarter of 2022 and approximately $106 million in the full year of 2022, as compared to the same periods in 2021. The table at the end of this press release shows how each of these items impacted Kronos’ net sales.

Kronos’ loss from operations in the fourth quarter of 2022 was $19.7 million as compared to income from operations of $52.0 million in the fourth quarter of 2021. For the full year of 2022, Kronos’ income from operations was $159.6 million as compared to $187.1 million in 2021. Kronos’ income from operations decreased in both the fourth quarter and the full year of 2022 compared to the same periods in 2021 primarily due to the net effect of lower sales volumes, higher production costs, (primarily raw material and energy costs), and higher average TiO2 selling prices. In addition, cost of sales in 2022 includes unabsorbed fixed production and other manufacturing costs of approximately $26 million associated with production curtailments at certain of Kronos’ European facilities during the fourth quarter as it reduced TiO2 production volumes to align inventory levels with lower demand. Kronos’ TiO2 production volumes were 35% lower in the fourth quarter of 2022 compared to the fourth quarter of 2021 and 10% lower in the full year of 2022 compared to the same period of 2021. As a result of fourth quarter curtailments, Kronos operated its production facilities at 89% of practical capacity utilization in 2022 (100%, 95%, 93% and 65% in the first, second, third and fourth quarters of 2022, respectively) compared to full practical capacity in 2021 (97%, 100%, 100% and 100% in the first, second, third and fourth quarters of 2021, respectively). Fluctuations in currency exchange rates (primarily the euro) increased income from operations approximately $2 million in the fourth quarter of 2022 as compared to the fourth quarter of 2021 and increased income from operations approximately $23 million in the full year of 2022 as compared to the full year of 2021.

Kronos’ other operating income, net in the full year of 2022 includes an insurance settlement gain of $2.7 million (NL’s equity interest was $.5 million, or $.01 per share, net of income tax expense) related to a 2020 business interruption insurance claim recognized in the third quarter of 2022.

Corporate expenses increased $.6 million in the fourth quarter of 2022 and $1.7 million for the full year of 2022 compared to the same periods of 2021 primarily due to higher litigation fees and related costs partially offset by lower environmental remediation and related costs and, for the fourth quarter, lower administrative expenses. Interest and dividend income in the fourth quarter and for the full year of 2022 increased $1.5 million and $2.2 million, respectively, compared to the same periods of 2021 primarily due to higher average interest rates on invested balances somewhat offset by lower average balances on CompX’s revolving promissory note from Valhi. Marketable equity securities represent the change in unrealized gains (losses) on our portfolio of marketable equity securities during the periods.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although we believe the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, we continue to face many risks and uncertainties.  Factors that could cause actual future results to differ materially include, but are not limited to:

●	Future supply and demand for our products;
●	The extent of the dependence of certain of our businesses on certain market sectors;
●	The cyclicality of our businesses (such as Kronos’ TiO2 operations);
●	Customer and producer inventory levels;
●	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry);
●	Changes in raw material and other operating costs (such as energy, ore, zinc, aluminum, steel and brass costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs;
●	Changes in the availability of raw materials (such as ore);
●	General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material and energy costs or reduce demand or perceived demand for Kronos’ TiO2 and our products or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, natural disasters, terrorist acts, global conflicts and public health crises such as COVID-19);
●	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime such as disruptions in energy supplies, transportation interruptions, cyber-attacks and public health crises such as COVID-19);
●	Competitive products and substitute products;
●	Price and product competition from low-cost manufacturing sources (such as China);
●	Customer and competitor strategies;
●	Potential consolidation of Kronos’ competitors;
●	Potential consolidation of Kronos’ customers;
●	The impact of pricing and production decisions;
●	Competitive technology positions;
●	Our ability to protect or defend intellectual property rights;
●	Potential difficulties in integrating future acquisitions;
●	Potential difficulties in upgrading or implementing accounting and manufacturing software systems;
●	The introduction of trade barriers or trade disputes;

●	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar and between the euro and the Norwegian krone), or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies;
●	Decisions to sell operating assets other than in the ordinary course of business;
●	Kronos’ ability to renew or refinance credit facilities;
●	Increases in interest rates;
●	Our ability to maintain sufficient liquidity;
●	The timing and amounts of insurance recoveries;
●	The ability of our subsidiaries or affiliates to pay us dividends;
●	Uncertainties associated with CompX’s development of new products and product features;
●	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform;
●	Our ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria
●	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities or new developments regarding environmental remediation or decommissioning obligation at sites related to our former operations);
●	Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including us, with respect to asserted health concerns associated with the use of such products), including new environmental health and safety or other regulations such as those seeking to limit or classify TiO2 or its use;
●	The ultimate resolution of pending litigation (such as our lead pigment and environmental matters); and
●	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in component products (security products and recreational marine components) and chemicals (TiO2) businesses.

Investor Relations Contact

Bryan A. Hanley

Senior Vice President and Treasurer

(972) 233-1700

NL INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except earnings per share)

	Three months ended		Year ended
	December 31,		December 31,
	2021	2022	2021	2022

	(unaudited)
Net sales	$34.1	$40.0	$140.8	$166.6
Cost of sales	24.7	28.9	98.1	117.8

Gross margin	9.4	11.1	42.7	48.8

Selling, general and administrative expense	5.6	5.7	22.2	23.4
Corporate expense	2.4	3.0	10.0	11.7

Income from operations	1.4	2.4	10.5	13.7

Equity in earnings (losses) of Kronos Worldwide, Inc.	9.6	(6.0)	34.3	31.9

Other income (expense):
Interest and dividend income	.3	1.8	1.6	3.8
Marketable equity securities	6.5	(3.8)	16.2	(8.1)
Other components of net periodic pension and OPEB cost	(.2)	(.4)	(.6)	(1.1)
Interest expense	(.2)	(.3)	(1.1)	(1.0)

Income (loss) before income taxes	17.4	(6.3)	60.9	39.2

Income tax expense (benefit)	2.0	(.8)	7.5	2.8

Net income (loss)	15.4	(5.5)	53.4	36.4

Noncontrolling interest in net income of subsidiary	.5	.6	2.2	2.6

Net income (loss) attributable to NL stockholders	$14.9	$(6.1)	$51.2	$33.8

Net income (loss) per share attributable to NL stockholders	$.31	$(.13)	$1.05	$.69

Weighted average shares used in the calculation of net income per share	48.8	48.8	48.8	48.8

NL INDUSTRIES, INC.

COMPONENTS OF INCOME FROM OPERATIONS

(In millions)

	Three months ended		Year ended
	December 31,		December 31,
	2021	2022	2021	2022

	(unaudited)
CompX - component products	$3.8	$5.4	$20.5	$25.4
Corporate expense	(2.4)	(3.0)	(10.0)	(11.7)

Income from operations	$1.4	$2.4	$10.5	$13.7

CHANGE IN KRONOS’ NET SALES

	Three months ended	Year ended
	December 31,	December 31,
	2022 vs. 2021	2022 vs. 2021
	(unaudited)
Percentage change in net sales:
TiO2 product pricing	15%	21%
TiO2 sales volume	(40)	(15)
TiO2 product mix/other	(1)	(1)
Changes in currency exchange rates	(5)	(5)

Total	(31)%	—%